Pricing Sheet No. F24 (BAH 1418)
To the Underlying Supplement dated March 23, 2012,
Product Supplement No. F-I dated March 23, 2012,
Prospectus Supplement dated March 23, 2012 and
Prospectus dated March 23, 2012
Filed Pursuant to Rule 433 Registration Statement No. 333-180300-03 May 18, 2012
Financial Products	$13,000,000 Buffered Equity Securities due May 24, 2013 Linked to the Russell 2000® Index

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlying:	Underlying	Ticker	Initial Level	Knock-In Level
	Russell 2000® Index	RTY <Index>	747.21	597.768
Trade Date:	May 18, 2012
Issue Date:	Expected to be May 23, 2012
Valuation Date:†	May 21, 2013
Maturity Date:†	May 24, 2013
Offering Price:	$1,000 per security (100%)
Interest Rate:	6.70% per annum. Interest will be calculated on a 30/360 basis.
Interest Payment Dates:	Interest will be paid quarterly in arrears on August 23, 2012, November 23, 2012, February 25, 2013, and the Maturity Date, subject to the modified following business day convention.
Redemption Amount:
The Redemption Amount you will be entitled to receive will depend on the Underlying and whether a Knock-In Event occurs and will be determined as follows:

•  If a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities you hold.

•  If a Knock-In Event has occurred, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return. In this case, you could lose some or all of your investment, excluding interest paid on the securities.

The maximum Redemption Amount on the securities will be $1,000 per $1,000 principal amount of securities. If a Knock-In Event occurs, the Underlying Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose your entire investment. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Underlying Return:	The Underlying Return will be calculated as follows:
	Downside Participation Rate x	[	Final Level – Initial Level Initial Level	+ Buffer Amount ]
Knock-In Event:	A Knock-In Event occurs if the Final Level is less than the Knock-In Level.
Knock-In Level:	As set forth in the table above.
Downside Participation Rate:	125%
Buffer Amount:	20%
Calculation Agent:	Credit Suisse International
Selling Commission:	0.05%
Referral Fees:	0.20%
Form and Denomination:	Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Initial Level:	As set forth in the table above.
Final Level:	The closing level of the Underlying on the Valuation Date.
Listing:	The securities will not be listed on any securities exchange.
CUSIP and ISIN:	22546TTX9 and US22546TTX99

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

† The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing sheet or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse has filed a registration statement (including underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the Underlying Supplement dated March 23, 2012, Product Supplement No. F-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.

Credit Suisse